EXHIBIT 99.1

News Release    . . . .

FOR:	REMEDYTEMP, INC.

CONTACT:
Monty Houdeshell
Senior Vice President and
Chief Financial Officer
(949) 425-7600

Roger Pondel/Rob Whetstone
PondelWilkinson Inc.
(323) 866-6006

RemedyTemp Reports Financial Results for Second Fiscal Quarter

—Trends Point to Improving Performance for Balance of Fiscal Year—

ALISO VIEJO, Calif.—May 11, 2004—RemedyTemp Inc. (Nasdaq:REMX), which operates as Remedy Intelligent Staffing® and RemX® Specialty Staffing, today reported results for its second fiscal quarter ended March 28, 2004.

Revenue for the second quarter totaled $115.4 million, compared with $115.8 million last year. The company’s pre-tax loss was reduced to $3.8 million from $5.6 million last year. The net loss for the second quarter of $4.0 million, or $0.45 per diluted share, compared with a net loss of $2.8 million, or $0.31 per diluted share, in the corresponding period last year.

Greg Palmer, president and chief executive officer, said the net loss for the second quarter was anticipated and primarily reflected higher state unemployment insurance and a valuation allowance against its deferred tax assets. He said continued investments in connection with the expansion of the company’s specialty staffing unit and clerical service lines, which command higher margins, also impacted results by approximately $1.6 million. Palmer attributed the flat revenue for the quarter to the company’s exiting of certain unprofitable accounts that it had a year ago, offset by generally improved business conditions and investments in the company’s specialty staffing and clerical service lines.

“Our first priority is returning the company to profitability,” Palmer said. “We are making great progress toward achieving that goal, which we expect to attain sometime in our next fiscal year, which starts in October. The strategies we set in place are working, and business conditions are improving in the core markets we serve. Moreover, we anticipate added help from the external environment with the recently passed workers’ compensation reform law in California, the benefits of which we expect to realize starting in fiscal 2005.

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“I am encouraged by the improving trend in gross margins from 16.3% in the first quarter to 16.7% in the most recent quarter, to an expected rate of approximately 18.0% in the third quarter,” Palmer said. “We expect to report improving operating results for the balance of the current fiscal year.”

For the first half of the current fiscal year, revenue increased to $241.4 million from $236.6 million for the first half of last year. The net loss for the fiscal 2004 six-month period amounted to $7.3 million, or $0.81 per diluted share, versus a net loss of $4.8 million, or $0.53 per diluted share, a year ago, which included a $2.4 million charge for implementing SFAS 142, “Goodwill and Other Intangible Assets.”

Palmer said RemedyTemp continues to have no debt and its cash position and balance sheet remain strong. At March 28, 2004, the company had $54.4 million in total cash and investments, including $37.9 million in restricted cash and investments.

RemedyTemp also announced that it expects its third quarter pre-tax loss to be approximately $2.0 million to $2.5 million, compared with a pre-tax loss of $2.1 million in the third quarter of fiscal 2003, and a pre-tax loss of $3.8 million in the immediately preceding second fiscal quarter. Revenue is anticipated to be about 5-7% higher than last year’s third fiscal quarter.

About RemedyTemp Inc.

RemedyTemp, with 240 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. For additional information about RemedyTemp visit www.remedytemp.com.

This news release contains forward-looking statements that involve material risks and uncertainties. Such forward-looking statements, including, but not limited to growth and strategies, future operating and financial results, returning to profitability in fiscal 2005, financial expectations for the third quarter and current business indicators, are subject to change based on factors beyond the control of the company. (Certain of such statements are identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future”).

Accordingly, the company’s actual results may differ materially from those expressed or implied in any such forward-looking statements as a result of various additional factors, including, without limitation, the continued performance of the RemX® Specialty Staffing division, the company’s ability to realize improvements in the months ahead, changes in general or local economic conditions that could impact the company’s expected financial results, the availability of sufficient personnel, various costs relating to temporary workers and personnel including but not limited to workers’ compensation and state unemployment rates, the company’s ability to expand its sales capacity and channels, to open new points of distribution and expand in core geographic markets, attract and retain clients and franchisees/licensees, the outcome of litigation,

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software integration and implementation, and other factors described in the company’s filings with the Securities and Exchange Commission regarding risks affecting the company’s financial condition and results of operations. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

The following table sets forth summary statements of operations and condensed balance sheets and should be read in conjunction with this news release.

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(Table to follow)

RemedyTemp, Inc.

Statements of Operations

(Amounts in ‘000s, except for per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	March 28, 2004	March 30, 2003	March 28, 2004	March 30, 2003
Total revenues	$115,385	$115,835	$241,396	$236,629
Cost of sales	96,113	98,382	201,634	196,050
Licensees’ share of gross profit	5,327	5,640	11,145	12,361
Selling and administrative expenses	16,634	16,369	33,075	31,514
Depreciation and amortization	1,514	1,299	3,262	2,508

Loss from operations	(4,203)	(5,855)	(7,720)	(5,804)
Other income:
Interest income, net	200	63	331	402
Other, net	181	228	375	377

Loss before income taxes	(3,822)	(5,564)	(7,014)	(5,025)
Provision for (benefit from) income taxes	203	(2,752)	327	(2,663)

Loss before cumulative effect of adoption of a new accounting standard	(4,025)	(2,812)	(7,341)	(2,362)
Cumulative effect of adoption of a new accounting standard, net of income taxes of $1,634	—	—	—	(2,421)

Net loss	$(4,025)	$(2,812)	$(7,341)	$(4,783)

Net loss per share, diluted	$(0.45)	$(0.31)	$(0.81)	$(0.53)
Diluted weighted average shares	9,019	9,042	9,019	9,039

Condensed Balance Sheets

As of

	(Unaudited)
	March 28, 2004	September 28, 2003
ASSETS
Current assets:
Cash and investments	$16,447	$31,620
Accounts receivable, net	51,675	60,594
Other current assets	5,984	7,009

Total current assets	74,106	99,223
Fixed assets, net	10,116	12,337
Restricted cash and investments	37,941	21,615
Other assets	6,331	6,019

Total Assets	$128,494	$139,194

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$37,646	$43,149
Long-term liabilities	22,374	20,681

Total liabilities	60,020	63,830
Total shareholders’ equity	68,474	75,364

Total Liabilities and Shareholders’ Equity	$128,494	$139,194